Exhibit B

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of February 5, 2026 (this “Agreement”), is entered into by and among MasterCraft Boat Holdings, Inc., a Delaware corporation (“Parent”), Marine Products Corporation, a Delaware corporation (the “Company”) and each Person identified on Exhibit A (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, Parent, Titan Merger Sub 1, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of Parent (“Merger Sub I”); Titan Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned, direct Subsidiary of Parent (“Merger Sub II”); and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, first, Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (“Merger I”), and then second, immediately after the consummation of Merger I, the Company will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (“Merger II” and together with Merger I, collectively the “Mergers”);

WHEREAS, as of the date hereof, each Stockholder either directly or through one of its affiliates is the record and beneficial owner of, and has the right to vote and dispose of, the number of Company Common Shares set forth opposite such Stockholder’s name on Exhibit A (the “Existing Shares”); and

WHEREAS, as a material inducement to Parent to enter into the Merger Agreement, Parent has requested each Stockholder to agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations set forth herein with respect to the Covered Shares.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
GENERAL

Section 1.1      Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Company Board” means the board of directors of the Company.

“Contemplated Transactions” means (i) all actions and transactions contemplated by the Merger Agreement, including the Mergers, and (ii) all actions and transactions contemplated by this Agreement.

“Covered Shares” means the Existing Shares, together with any Company Shares that any Stockholder acquires, either beneficially or of record, on or after the date of this Agreement, including any Company Shares received as distributions, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, benefit award, warrant or other security or instrument exercisable, convertible or exchangeable into Company Shares.

“Permitted Transfer” means a Transfer of Covered Shares by any Stockholder: (a) if such Stockholder is an individual, (i) to any member of such Stockholder’s immediate family, (ii) to any trust or other estate planning vehicle for the direct or indirect benefit of such Stockholder or the immediate family of such Stockholder for bona fide estate planning purposes, (iii) by virtue of laws of descent and distribution following the death of such Stockholder, (iv) by operation of law or pursuant to an order of a court or other regulatory agency (including, for the avoidance of doubt, a domestic relations order, divorce settlement, divorce decree or separation agreement) or (v) to a partnership, limited liability company or other entity of which such Stockholder and/or the immediate family of such Stockholder are the legal and beneficial owners of all the outstanding equity securities or similar interests; (b) if such Stockholder is a corporation, partnership, limited liability company or other entity, (I) to another corporation, partnership, limited liability company or other entity that is an affiliate controlled by such Stockholder, (II) to one or more partners or members of such Stockholder or to an affiliate under common control with such Stockholder or (III) to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); or (c) if such Stockholder is a trust or other estate planning vehicle, to any beneficiary of such Stockholder that receives Shares in a distribution from it for no consideration; provided, however, that a Transfer referred to in in clauses (a) – (c) shall be deemed a Permitted Transfer only if, as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement (without modification or condition other than the consummation of the Permitted Transfer); provided, further, that in the case of Permitted Transfers under clause (c), the immediately preceding precondition shall not apply to the first Transfer or series of Transfers up to 100,000 Covered Shares.

“Support Period” means that period from the date of this Agreement until the Expiration Time.

“Transfer” means, directly or indirectly, to sell (including short sell), transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law, by gift, or otherwise), either voluntarily or involuntarily, or to enter into any option or other Contract with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2

ARTICLE 2
VOTING

Section 2.1      Agreement to Vote.

(a)            During the Support Period, each Stockholder hereby irrevocably and unconditionally agrees that, at the Company Stockholders Meeting or any other meeting of the Company’s stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), and in any action by written consent of the Company’s stockholders, in each case at which any of the matters set forth in clauses (ii) or (iii) below is put to the vote of stockholders of the Company, such Stockholder shall, and shall cause any nominee and other holder of record of any of such Stockholder’s Covered Shares to:

(i)            when any such meeting is held, appear at such meeting or otherwise cause all of such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when action by written consent of the Company’s stockholders is proposed, respond affirmatively to any such request for written consent;

(ii)           vote (or act by written consent), or cause to be voted at such meeting (or validly execute and return and cause such written consent to be granted with respect to), all of such Stockholder’s Covered Shares in favor of (A) the adoption of the Merger Agreement and approval of the transactions contempered thereby, including the Mergers, (B) each of the other actions expressly contemplated by the Merger Agreement and (C) any proposal (to the extent permitted by Section 5.6 of the Merger Agreement) to adjourn, recess or postpone the applicable meeting to a later date that is prior to the Outside Date if there are not sufficient votes at the applicable meeting to approve the Mergers; and

(iii)          vote (or act by written consent), or cause to be voted at such meeting (or validly execute and return and cause such written consent to be granted with respect to), all of such Stockholder’s Covered Shares against the following actions (other than the Mergers and the Contemplated Transactions):  (A) any action or proposal to amend or waive any provision of the Company Charter or Company Bylaws for which the Stockholders have received at least 10 days’ prior written notice from either Parent or the Company that it reasonably expects that such action or proposal would (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; (B) any Company Acquisition Proposal or any agreement related thereto; and (C) any other action which is intended, or would reasonably be expected, to result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

3

(b)            The obligations of each Stockholder specified in this Section 2.1 shall apply whether or not any matter covered thereby is recommended by the Company Board or the Company Special Committee. Notwithstanding anything to the contrary herein, in the event of a Company Change of Board Recommendation made in accordance with the terms of the Merger Agreement, if the aggregate number of Covered Shares have voting power exceeding 35% of the aggregate voting power of the outstanding Company Shares as of the record date for any meeting (or any action by written consent) at which any matters set forth in Section 2.1(a) are to be voted on (the “Covered Shares Cap”), then the obligation of each Stockholder to vote the Covered Shares in accordance with Section 2.1(a) with respect to such meeting (or such action by written consent) shall be modified such that (i) such Stockholder, together with all of the other Stockholders, shall only be required to collectively vote an aggregate number of Company Shares having voting power as of such record date equal to the Covered Shares Cap and (ii) notwithstanding any other provision of this Agreement, the number of Company Shares subject to the obligations set forth in Section 2.1(a) with respect to such meeting (or such action by written consent) shall be reduced on a pro rata basis in accordance with the number of votes such Stockholder and each of the other Stockholders is entitled to cast at such meeting (or such action by written consent). Each Stockholder, in his, her or its discretion, shall be expressly permitted and entitled to vote all of such Stockholder’s Company Shares which are not subject to this Agreement at any meeting of stockholders (or via any action by written consent of stockholders) as a result of this Section 2.1(b) in any manner such Stockholder chooses in its sole discretion.

Section 2.2      No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder has not (a) entered into, and shall not, until this Agreement is terminated pursuant to Section 5.1, enter into any voting agreement or voting trust that is inconsistent with this Agreement or (b) granted, and shall not, until this Agreement is terminated pursuant to Section 5.1, grant a proxy, consent or power of attorney in any manner that would have the have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

Section 2.3      No Obligation to Exercise Options or Other Securities. Nothing in this Agreement shall require any Stockholder to (a) convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying Company Shares or (b) vote, or execute any consent with respect to, any Company Shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent.

Section 2.4      Proxy Card. Prior to the Expiration Time, each Stockholder shall promptly (but in any event no later than ten (10) Business Days prior to the Company Stockholders Meeting) execute and deliver to the Company or the Company’s proxy solicitor (or cause the holders of record of such Stockholder’s Covered Shares to execute and deliver to the Company or the Company’s proxy solicitor), any proxy card or voting instructions such Stockholder receives that is sent by the Company to its stockholders soliciting proxies with respect to any matter described in Section 2.1 which shall be voted in the manner described in Section 2.1, and such vote during the Support Period shall not be amended, withdrawn or rescinded; provided that in the event of a Company Change of Board Recommendation made in accordance with the terms of the Merger Agreement, the proxy cards or voting instructions executed and delivered by the Stockholders may be amended to reduce the aggregate number of Covered Shares subject to such proxy cards or voting instructions to be equal to the Covered Shares Cap, in accordance with the methodology provided in Section 2.1(b).

4

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1      Representations and Warranties of Stockholders. Each Stockholder, severally as to himself, herself or itself, and not jointly or jointly and severally, hereby represents and warrants to Parent as follows:

(a)            Organization; Authorization; Validity of Agreement; Necessary Action. If such Stockholder is an entity, such Stockholder is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization. Such Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings are required on the part of such Stockholder to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Ownership. As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and valid title to, the Existing Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any Liens (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws). The Covered Shares owned by such Stockholder will be beneficially and legally owned by such Stockholder, except in the case of a Permitted Transfer of any Covered Shares. Except as provided for in this Agreement, such Stockholder, directly or indirectly, has sole or shared voting power, sole or shared power of disposition, sole or shared power to issue instructions with respect to the matters set forth in ARTICLE 2, and sole or shared power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares owned by such Stockholder, except in the case of a Permitted Transfer of Covered Shares. As of the date hereof, except for the Existing Shares, such Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is such Stockholder subject to any Contract, other than this Agreement and the other Transaction Documents, that obligates such Stockholder to vote, acquire or dispose of any securities of the Company.

(c)            No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, any material Contract to which such Stockholder is a party, or give rise to a right of purchase under, or result in the creation of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws) upon, the Existing Shares owned by such Stockholder, (ii) violate any Law applicable to such Stockholder, or (iii) with respect to any Stockholder that is an entity, result in a violation or breach of or conflict with its certificate of incorporation, certificate of formation, bylaws, operating agreement, or other governing or constitutional documents, as applicable, except, in the case of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

5

(d)            Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Stockholder in connection with its execution, delivery and performance of this Agreement, except (i) as required by the rules and regulations promulgated under the Exchange Act, the Securities Act, or state securities, takeover and “blue sky” Laws, (ii) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, (iii) the applicable rules and regulations of the SEC or any applicable stock exchange or (iv) as would not, individually or in the aggregate, reasonably be expected to restrict in any material respect, prohibit, impair in any material respect or materially delay the performance by such Stockholder of its obligations under this Agreement.

(e)            Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.

(f)             Adequate Information. Such Stockholder acknowledges that it is a sophisticated party with respect to the Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that Parent has not made and is not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or in the Merger Agreement.

(g)            Except for the representations and warranties expressly set forth in this Section 3.1 no Stockholder (nor any other Person on behalf of any Stockholder) makes any express or implied representation or warranty in connection with the transactions contemplated hereby, and each Stockholder hereby disclaims any other representations or warranties.

Section 3.2      Representations and Warranties of Parent. Parent hereby represents and warrants to other parties hereto as follows:

(a)            Parent is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization

(b)            Parent has the requisite power and authority to execute and deliver this Agreement and to carry out Parent’s obligations hereunder. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of Parent and no other actions or proceedings are required on the part of Parent to authorize the execution and delivery of this Agreement or the performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

6

(c)            Parent acknowledges and agrees that no Stockholder has made, and no Stockholder is making, any representation or warranty of any kind (express or implied) (and Parent acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty), except as expressly set forth in Section 3.1.

ARTICLE 4
OTHER COVENANTS

Section 4.1      Prohibition on Transfers, Other Actions.

(a)            During the Support Period, except for any Permitted Transfer, each Stockholder shall not Transfer any of such Stockholder’s Covered Shares. Any purported Transfer not in compliance with this Section 4.1(a) shall be null and void ab initio. Notwithstanding the foregoing, (i) direct or indirect transfers of equity or other interests in any Stockholder by its equityholders is not prohibited by this Section 4.1(a) and (ii) each Stockholder may make Transfers of such Stockholder’s Covered Shares as Parent may agree to in writing.

(b)            If during the Support Period any Stockholder attempts to Transfer (other than a Permitted Transfer) any of such Stockholder’s Covered Shares in violation of Section 4.1(a), such Stockholder hereby unconditionally and irrevocably (during the Support Period) instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares or (iii) record such vote (including by written consent).

(c)            During the Support Period, each Stockholder will not (solely in such Stockholder’s capacity as a stockholder of the Company) bring, commence, institute, maintain, prosecute or voluntarily aid any legal action or proceeding which challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or this Agreement; provided that such Stockholder shall not be prohibited from enforcing any of its rights under this Agreement or bringing any claim against Parent and/or Company for a breach hereof. In addition, each Stockholder agrees not to demand or commence an appraisal proceeding under Section 262 of the DGCL with respect to its Covered Shares.

(d)            During the Support Period, each Stockholder shall not, and shall cause its Representatives (on behalf of such Stockholder) not to, directly or indirectly, (i) initiate, solicit, knowingly participate in (including by providing any non-public information concerning the Company or any Company Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or form, join or knowingly participate in any proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or (ii) enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal. Notwithstanding the foregoing, to the extent that the Company is permitted to engage in any of the foregoing activities pursuant to Section 5.3 of the Merger Agreement, any Stockholder may participate in such activities and therefore shall not be subject to the restrictions in this Section 4.1(c) so long as such actions by such Stockholder would otherwise be permitted to be taken by the Company pursuant to Section 5.3 of the Merger Agreement.

7

(e)            Each Stockholder shall, and shall direct its Representatives to, cease immediately and cause to be terminated any and all existing activities, solicitations, discussions or negotiations, if any, with any Person as of the date of this Agreement (other than the Company, Parent and their Affiliates) with respect to any Company Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may be reasonably expected to lead to a Company Acquisition Proposal, and refrain from engaging in any future discussions or negotiations with any Person (other than the Company, Parent and their Affiliates) with respect to any sale of any Covered Shares held by such Stockholder (other than to state that such Stockholder is currently not permitted to engage in such discussions or negotiations). Notwithstanding the foregoing, the restrictions in this Section 4.1(d) shall not apply with respect to any discussions or negotiations with respect to the Transfer of Covered Shares permitted by Section 4.1(a).

(f)             For the avoidance of doubt, for the purposes of this Agreement, the Company shall not be deemed an Affiliate of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall not be deemed a Representative of any Stockholder.

Section 4.2      Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.3      Tax Matters. For U.S. federal (and applicable state and local) income tax purposes, each Stockholder hereby agrees to treat and report the Mergers consistently with the tax treatment set forth in Section 5.10(a) of the Merger Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.1      Termination. This Agreement shall remain in effect until the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the termination of this Agreement by written agreement of the parties hereto, or (d) such date and time as the Merger Agreement shall have been, without the prior written consent of the Stockholders, amended or supplemented, or any provision thereof waived, in a manner (i) that changes the form of the consideration or the amount of the Merger Consideration payable (or issuable) in respect of any Covered Shares (other than, for the avoidance of doubt, adjustments in accordance with the terms of the Merger Agreement or any increase in the Merger Consideration) or (ii) that extends the Outside Date, in which case this Agreement shall automatically terminate and be of no further force and effect with respect to all parties hereto (the time of such termination, the “Expiration Time”). The representations, warranties and covenants of the Stockholders contained in this Agreement shall expire at the Expiration Time. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

8

Section 5.2      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares except as otherwise provided herein.

Section 5.3      Publicity. Each Stockholder hereby authorizes the Company and Parent to include and disclose in the Joint Proxy Statement/Prospectus, and in such other schedules, certificates, applications, agreements or documents as Parent and the Company reasonably determine to be necessary or appropriate (as required by applicable Law) in connection with the consummation of the Mergers and the Contemplated Transactions such Stockholder’s identity and ownership of the Covered Shares, and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent shall provide McDermott Will & Schulte LLP with a draft of the Joint Proxy Statement/Prospectus and the Form S-4 reasonably in advance of the filing of such document with the SEC and shall give reasonable consideration to any comments McDermott Will & Schulte LLP may have on the form and substance of such document. Parent and the Company hereby authorize each Stockholder to disclose this Agreement and the Contemplated Transactions in any reports required to be filed by such Stockholder or any of its affiliates under the Exchange Act or otherwise as required by Law.

Section 5.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent, to:

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Attention: Brad Nelson; Scott Kent

Email: Brad.Nelson@mastercraft.com; Scott.Kent@mastercraft.com

9

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc; Zachary Davis

E-mail: KTownsend@kslaw.com; RLeclerc@kslaw.com; ZDavis@kslaw.com

If to the Company (prior to the Closing), to:

Marine Products Corporation

2801 Buford Highway NE, Suite 300

Atlanta, Georgia 30329

Attention: Ben M. Palmer

Email: bpalmer@rpc.net

with copies to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

Atlanta, Georgia 30309

Attention: Justin R. Howard; Julie A. Mediamolle; Matthew S. Strumph

E-mail: justin.howard@alston.com; julie.mediamolle@alston.com; matt.strumph@alston.com

If to the Company Special Committee (prior to the Closing), to:

Marine Products Corporation

2801 Buford Highway NE, Suite 300

Atlanta, Georgia 30329

Attention: Stephen E. Lewis, Chair of the Special Committee

Email: selmpxspecialcomm@gmail.com

with copies to:

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, DE 19801

Attention: Mark A. Morton

Email: mmorton@potteranderson.com

If to any Stockholder, to:

LOR, Inc.

c/o RFA Management Company, LLC

1908 Cliff Valley Way NE

Atlanta, GA 30329

Attention: Callum C. Macgregor

Email: cmacgregor@rfallc.com

10

with copies to:

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attention: Eric Orsic

Email: eorsic@mcdermottlaw.com

Section 5.5      Mutual Drafting; Interpretation. Each party to this Agreement has participated in the drafting of this Agreement, which each such party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day.

Section 5.6      Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each of the parties hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each of the parties shall have received counterparts hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 5.7      Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 5.8      Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11

(b)            Each of the parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.4 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8(c).

12

Section 5.9      Amendment. This Agreement may be amended only by execution of an instrument in writing signed by each of the parties hereto.

Section 5.10    Waiver. Parent may extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other parties hereto with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Parent, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.11    Specific Performance. The parties hereto agree that if the Company, Parent, or Stockholders were to breach any of their respective obligations under this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the parties hereto shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the parties hereto waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the parties hereto will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The pursuit by any party hereto of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party hereto may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a party in the case of a breach of this Agreement.

Section 5.12    Stockholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and its Covered Shares. Each Stockholder is entering into this Agreement solely in its capacity as the owner (or as a trust whose beneficiaries are the beneficial owners), directly or indirectly, of its Covered Shares and nothing herein shall limit or affect any actions or omissions by such Stockholder (or any designee or affiliate serving in his or her capacity as a director on the Company Board or an officer of the Company) in any other capacity (including as a director or officer of the Company).

Section 5.13    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

13

Section 5.14    Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

Section 5.15    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Stockholder shall (unless itself a Stockholder) have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.16    Successors and Assigns; Third Party Beneficiaries.

(a)            Except in connection with a Permitted Transfer, in each case, effected pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(b)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

Section 5.17    Company Special Committee Approval. Notwithstanding any provision to the contrary herein, no amendment or waiver of any provision of this Agreement prior to the First Effective Time shall be made by the Company or the Company Board without first obtaining the approval of the Company Special Committee. The Company Special Committee shall direct enforcement by the Company of any provisions of this Agreement against the Stockholders.

[Signature pages follow.]

14

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Bradley M. Nelson
Name:	Bradley M. Nelson
Title:	Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

MARINE PRODUCTS CORPORATION

By:	/s/ Ben M. Palmer
Name:	Ben M. Palmer
Title:	President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Gary W. Rollins
Gary W. Rollins

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

R. Randall Rollins Voting Trust U/A dated August 25, 1994

By:	/s/ Amy R. Kreisler
Name:	Amy R. Kreisler
Title:	Co-Trustee

By:	/s/ Pamela R. Rollins
Name:	Pamela R. Rollins
Title:	Co-Trustee

By:	/s/ Timothy C. Rollins
Name:	Timothy C. Rollins
Title:	Co-Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized

LOR, Inc.

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RCTLOR, LLC

By: LOR, Inc.
Its: Manager

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Rollins Holding Company, Inc.

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WNEG Investments, L.P.

By: WNEG Management Company, LLC
Its: General Partner

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	Sole Manager and Member

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RFT Investment Company, LLC

By: LOR, Inc.
Its: Manager

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Amy R. Kreisler
Amy R. Kreisler

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Gary W. Rollins Revocable Trust

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

/s/ Pamela R. Rollins
Pamela R. Rollins

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized

/s/ Timothy C. Rollins
Timothy C. Rollins

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized

RFA Management Company, LLC

By: LOR, Inc.
Its: Manager

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Margaret H. Rollins 2014 Trust

By: Nevada Oversight, Inc.
Its: Trustee

By:	/s/ Wesley N. Slagle
Name:	Wesley N. Slagle
Title:	President

[Signature Page to Voting Agreement]

EXHIBIT A

Stockholders

Stockholder	Address	Company Common Shares (Existing Shares)
Amy R. Kreisler	1908 Cliff Valley Way NE, Atlanta, Georgia 30329	90,058
Gary W. Rollins	2170 Piedmont Road, N.E., Atlanta, Georgia 30324	731,150
The Gary W. Rollins Revocable Trust	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	219,149
LOR, Inc.	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	19,138,233
The Margaret H. Rollins 2014 Trust	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	20,247
Pamela R. Rollins	1908 Cliff Valley Way NE, Atlanta, Georgia 30329	126,542
R. Randall Rollins Voting Trust U/A dated August 25, 1994	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	79
RCTLOR, LLC	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	1,065,476
RFA Management Company, LLC	1908 Cliff Valley Way NE, Atlanta, Georgia 30329	156,838
RFT Investment Company, LLC	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	297,913
Rollins Holding Company, Inc.	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	343,479
Timothy C. Rollins	1908 Cliff Valley Way NE, Atlanta, Georgia 30329	67,835
WNEG Investments, L.P.	c/o RFA Management Company, LLC, 1908 Cliff Valley Way NE, Atlanta, Georgia 30329	327,258
Totals	---	22,584,257

[EXHIBIT A]